                                                                   EXHIBIT 99(b)




                   INDEX TO SUPPLEMENTAL FINANCIAL INFORMATION



                                                                            PAGE
                                                                            ----


Consolidated Financial Statements                                             1

Notes to Consolidated Financial Statements                                    5

Management's Discussion and Analysis
 of Financial Condition and Results of Operations                             7

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)
(UNAUDITED)


                                                                               March 31,        December 31,
                                                                                 1998                1997
                                                                                 ----                ----
ASSETS

Cash and due from banks                                                      $   452,116          $  424,567
Federal funds sold                                                               106,057              13,091
Securities available for sale, at market value                                 1,614,529           1,802,758
Securities held to maturity, market value $27,851 and $28,495                     27,594              28,184
Loans held for sale, market value $918,786 and $400,363                          913,688             398,369
Loans and leases:
  Residential real estate mortgages                                            2,338,831           2,635,663
  Commercial real estate mortgages                                             1,409,598           1,405,357
  Commercial business loans and leases                                           837,682             786,578
  Consumer loans and leases                                                    1,818,626           1,696,623
                                                                             -----------          ----------
                                                                               6,404,737           6,524,221
Less: Allowance for loan and lease losses                                         89,454              89,983
                                                                             -----------          ----------
      Net loans and leases                                                     6,315,283           6,434,238
                                                                             -----------          ----------
Premises and equipment                                                           116,200             114,729
Goodwill and other intangibles                                                   125,900             127,416
Mortgage servicing rights                                                         79,365              59,702
Other assets                                                                     280,215             265,188
                                                                             -----------          ----------
                                                                             $10,030,947          $9,668,242
                                                                             ===========          ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Regular savings                                                            $ 1,105,641          $1,084,158
  Money Market and NOW accounts                                                1,641,719           1,522,252
  Certificates of deposit (including certificates of $100 or more of
     $507,399 and $732,055)                                                    3,141,749           3,171,442
  Demand deposits                                                              1,073,944             969,567
                                                                             -----------          ----------
     Total deposits                                                            6,963,053           6,747,419
Federal funds purchased and securities sold under repurchase
     agreements                                                                  532,005             568,535
Borrowings from the Federal Home Loan Bank of Boston                           1,565,805           1,394,746
Other borrowings                                                                  18,791              18,909
Other liabilities                                                                106,683             117,850
                                                                             -----------          ----------
     Total liabilities                                                         9,186,337           8,847,459
                                                                             -----------          ----------

Company obligated, mandatory redeemable securities of subsidiary
     trust holding solely parent junior subordinated debentures                  100,000             100,000

Shareholders' Equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares
  authorized, none issued)                                                            --                  --
Common stock (par value $0.01 per share, 200,000,000 shares
  authorized, 89,960,286 and 89,324,737 shares issued)                               899                 893
Paid in capital                                                                  443,274             436,367
Retained earnings                                                                321,558             303,864
Accumulated other comprehensive income:
  Net unrealized gain (loss) on securities available for sale                      3,286               5,805
Treasury stock at cost (1,602,138 shares and 1,739,347 shares)                   (24,407)            (26,146)
                                                                             -----------          ----------
Total shareholders' equity                                                       744,610             720,783
                                                                             -----------          ----------
                                                                             $10,030,947          $9,668,242
                                                                             ===========          ==========

See accompanying Notes to Supplemental Consolidated Financial Statements.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)
(UNAUDITED)



                                                                                 Three Months Ended
                                                                                      March 31
                                                                           -----------------------------
                                                                               1998              1997
                                                                               ----              ----
Interest and dividend income:
   Interest on loans and leases                                            $   151,985       $   118,945
   Interest and dividends on securities                                         27,942            28,011
                                                                           -----------       -----------
      Total interest and dividend income                                       179,927           146,956
                                                                           -----------       -----------

Interest expense:
   Interest on deposits                                                         60,325            51,681
   Interest on borrowed funds                                                   27,781            14,174
                                                                           -----------       -----------
      Total interest expense                                                    88,106            65,855
                                                                           -----------       -----------
      Net interest income                                                       91,821            81,101
Provision for loan and lease losses                                              2,998               942
                                                                           -----------       -----------
      Net interest income after provision for loan and lease losses             88,823            80,159
                                                                           -----------       -----------

Noninterest income:
   Customer services                                                             7,820             6,964
   Mortgage banking services                                                     5,839             5,507
   Insurance commissions                                                         2,898                --
   Trust and investment advisory services                                        3,374             2,611
   Net securities gains                                                          1,913               302
   Other noninterest income                                                      3,061             2,681
                                                                           -----------       -----------
                                                                                24,905            18,065
                                                                           -----------       -----------
Noninterest expenses:
   Salaries and employee benefits                                               36,591            30,595
   Occupancy                                                                     6,021             5,262
   Data processing                                                               4,575             4,294
   Equipment                                                                     4,907             4,355
   Distributions on securities of subsidiary trust                               2,244             1,510
   Amortization of goodwill and deposit premiums                                 2,862             2,030
   Advertising and marketing                                                     2,189             1,991
   Merger-related charges                                                          900                --
   Other noninterest expenses                                                   12,967            10,635
                                                                           -----------       -----------
                                                                                73,256            60,672
                                                                           -----------       -----------
Income before income tax expense                                                40,472            37,552
Applicable income tax expense                                                   13,432            13,043
                                                                           -----------       -----------
      Net income                                                           $    27,040       $    24,509
                                                                           ===========       ===========

Basic weighted average shares outstanding                                   88,028,650        88,271,716
Diluted weighted average shares outstanding                                 89,727,760        89,975,843
Earnings per share:

      Basic                                                                $      0.31       $      0.28
      Diluted                                                                     0.30              0.27


See accompanying Notes to Supplemental Consolidated Financial Statements.

PEOPLES  HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)
(UNAUDITED)

                                                                                                 Net
                                                             Par       Paid in     Retained    Unrealized     Treasury
                                                            Value      Capital     Earnings   Gain (Loss)       Stock         Total
                                                            -----      -------     --------   -----------     ---------       -----

Balances at December 31, 1996                                $885    $429,760      $252,053    $   (93)       $ (5,758)    $676,847

Issuance of 177,142 shares of common stock
    under stock option and purchase plan and
    related tax effects                                         2       1,275             -          -               -        1,277

Treasury stock issued for employee benefit plans
    (414,444 shares at an average price of $5.76)               -           -           494          -           3,086        3,580

Treasury stock purchased 3,832 shares at an
    average price of $13.05                                     -           -             -          -             (50)         (50)

Common stock dividend declared                                  -       1,749        (1,749)         -               -            -

Change in unrealized gains (losses) on securities
    available for sale, net of tax                              -           -                   (9,150)              -       (9,150)
Net Income                                                                           24,509          -               -       24,509
Cash dividends $0.09                                            -           -        (9,204)         -               -       (9,204)
                                                             ----    --------      --------    -------        --------     --------

Balances at March 31, 1997                                   $887    $432,784      $266,103    $(9,243)      $  (2,722)    $687,809
                                                             ====    ========      ========    =======       =========     ========

Balances at December 31, 1997                                $893    $436,367      $303,864    $ 5,805       $ (26,146)    $720,783

Issuance of 635,550 shares of common stock
    under stock option and purchase plans and
    related tax effects                                         6       6,907                                                 6,913

Treasury stock issued for employee benefit plans
    (187,620 shares at an average price of $12.19)                                     (545)                     2,833        2,288

Treasury stock purchased (50,410 shares at an
    average price of $21.70)                                                                                    (1,094)      (1,094)

Change in unrealized gains (losses) on securities
    available for sale, net of tax                                                              (2,519)                      (2,519)
Net Income                                                                           27,040                                  27,040
Cash dividends $0.11                                            -           -        (8,801)         -               -       (8,801)
                                                             ----    --------      --------    -------       ---------     --------
Balances at March 31, 1998                                   $899    $443,274      $321,558    $ 3,286       $ (24,407)    $744,610
                                                             ====    ========      ========    =======       =========     ========

See accompanying Notes to Supplemental Consolidated Financial Statements.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)


                                                                                                       Three Months Ended
                                                                                                             March 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1998            1997
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:

   Net Income                                                                                       $   27,040          $ 24,509
   Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for loan and lease losses                                                              2,998               942
        Provision for depreciation                                                                       4,011             3,707
        Amortization of goodwill and other intangibles                                                   2,865             2,017
        Net increase (decrease) in net deferred tax liabilities                                         (6,824)            5,195
        Net (gains) losses realized from sales of securities and consumer loans                         (2,127)             (264)
        Net (gains) realized from sales of loans held for sale (a component of
             mortgage banking services)                                                                 (2,323)           (2,887)
        Net decrease (increase) in mortgage servicing rights                                           (19,864)            6,025
        Proceeds from sales of loans held for sale                                                   1,976,270           380,221
        Residential loans originated and purchased for sale                                         (2,489,266)         (401,488)
        Net decrease (increase) in interest and dividends receivable and other assets                  ( 9,351)          (13,701)
        Net increase (decrease) in other liabilities                                                   (10,713)          (17,802)
                                                                                                    ----------          --------
Net cash provided (used) by operating activities                                                    $ (527,284)         $(13,526)
                                                                                                    ----------          --------

--------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Proceeds from maturities and principal repayments of investment securities                       $    3,739         $  10,329
   Purchase of investment securities                                                                    (3,156)          (15,098)
   Proceeds from sales of securities available for sale                                                225,083           121,267
   Proceeds from maturities and principal repayments of securities available for sale                  247,925           137,686
   Purchases of securities available for sale                                                         (285,618)         (517,421)
   Net (increase) decrease in loans and leases                                                          77,707           (60,995)
   Proceeds from sales of loans                                                                         38,250            20,029
   Net additions to premises and equipment                                                              (5,482)           (3,070)

Net cash provided (used) by investing activities                                                    $  298,448         $(307,273)
                                                                                                    ----------         ---------

--------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:

   Net increase (decrease) in deposits                                                              $  215,634         $  37,911
   Net increase (decrease) in securities sold under repurchase agreements                              (31,684)           33,448
   Proceeds from Federal Home Loan Bank of Boston borrowings                                           925,000           274,448
   Payments on Federal Home Loan Bank of Boston borrowings                                            (753,941)         (204,084)
   Net increase (decrease) in other borrowings                                                            (118)           (6,274)
   Proceeds from issuance of subsidiary trust                                                               --            98,406
   Proceeds from issuance of common stock                                                                6,568             1,277
   Issuance of treasury stock                                                                            2,633             3,580
   Purchase of treasury stock                                                                           (1,094)              (50)
   Cash dividends paid to shareholders                                                                 ( 8,801)           (9,204)
                                                                                                    ----------         ---------

Net cash provided by financing activities                                                           $  354,197         $ 229,458
                                                                                                    ----------         ---------

Increase (decrease) in cash and cash equivalents                                                       125,361           (91,341)
   Cash and cash equivalents at beginning of period                                                    322,812           491,388
                                                                                                    ----------         ---------
   Cash and cash equivalents at end of period                                                       $  448,173         $ 400,047
                                                                                                    ==========         =========

--------------------------------------------------------------------------------------------------------------------------------

For the three months ended March 31, 1998 and 1997, interest of $88,632 and $65,537 and income taxes of $1,296 and $3,292 were paid, respectively.

See accompanying Notes to Supplemental Consolidated Financial Statements.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1998
(IN THOUSANDS)
(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and predominant practices within the banking industry. The Company has not changed its accounting and reporting policies from those disclosed in its 1997 Annual Report on Form 10-K.

In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the consolidated financial statements have been included. The results of operations and other data for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1998. Certain amounts in the prior periods have been reclassified to conform to the current presentation.

On April 10, 1998, the Company acquired CFX Corporation ("CFX"). The acquisition was accounted for as a pooling of interests and, accordingly, the financial information for all prior periods presented has been restated to present the combined financial condition and results of operations as if the combination had been in effect for all prior periods presented.

The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the acquisition of CFX on April 10, 1998. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

NOTE 2:  OTHER COMPREHENSIVE INCOME

Statement of Financial Accounting Standards ("SFAS") No. 130. "Reporting Comprehensive Income," was issued in July 1997. The Company adopted SFAS No. 130 on January 1, 1998, as required. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components. The main objective of the statement is to report a measure of all changes in equity that result from transactions and other economic events of the period other than transactions with owners. Such components of total comprehensive income for the Company are net income and unrealized gains on securities available for sale, net of tax.

The following is a reconciliation of comprehensive income for the quarter ended March 31, 1998 and 1997.




                                                                                    1998               1997
                                                                                    ----               ----
Net Income                                                                        $27,040            $24,509

Other comprehensive income (loss), net of tax
        Unrealized gains (losses) on securities:
        Unrealized holding losses arising during the period                        (3,762)            (9,347)
        Less:  reclassification adjustment for gains included in net
               income (net of tax of $670 and $105)                                 1,243                197
                                                                                  -------            -------
                           Net                                                     (2,519)            (9,150)
                                                                                  -------            -------

Comprehensive Income                                                              $24,421            $15,359
                                                                                  =======            =======

Accumulated Other comprehensive income                                    Unrealized Gains
                                                                            on Securities
                                                                          ---------------

Balance at December 31, 1997                                                      $ 5,805
Change, net of tax                                                                 (2,519)
                                                                                  -------
Balance at March 31, 1998                                                         $ 3,286
                                                                                  =======

NOTE 3:  SHAREHOLDERS' EQUITY

On April 28, 1998, stockholders of the Company approved an amendment to the Company's articles of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 and the Board of Directors of the Company approved a 2 for 1 split of the outstanding common stock effective as of May 8, 1998. The shares herein have been restated as if the split had occurred during the earliest period shown. References to authorized common stock and outstanding shares in the Supplemental Consolidated Financial Statements have been adjusted to reflect these actions.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS

The results of Atlantic Bancorp ("Atlantic"), the parent company of Atlantic Bank N.A., and Morse, Payson and Noyes, an insurance brokerage firm, which were acquired in transactions accounted for as purchases, are included from the date of acquisition, October 1, 1997 and October 10, 1997, respectively. CFX Corporation has been included in all financial data as if it were pooled for the periods presented.

SUMMARY

Peoples Heritage Financial Group, Inc. the ("Company") reported net income of $27.0 million, $0.30 per diluted share for the first quarter of 1998. This compares with $24.5 million, or $0.27 per diluted share, for the first quarter of 1997.

First quarter return on equity was 14.83%, which compared to 14.25% in the first quarter of 1997. The first quarter return on assets was 1.12%, which compared to 1.25% for the same period in 1997. The increase in return on equity and decrease in return on assets were primarily attributable to increases in securities and residential mortgages which were funded with wholesale liabilities.

Earnings per basic and diluted share growth of 11%, when compared with the same period last year, was driven by an 11% growth in net interest income, primarily as a result of strong loan growth, which was generated both through acquisitions and internally and by a 38% growth in non-interest income. This was partially offset by a $3 million provision for loan and lease losses compared to a provision of $942 thousand in 1997 and an increase of 19% in non-interest expenses (exclusive of special charges). Selected quarterly data is provided in Table 1.


------------------------------------------------------------------------------------------------------------------------------
TABLE 1 - SELECTED QUARTERLY DATA
                                                                    1998         1997           1997         1997         1997
                                                                   First       Fourth          Third       Second        First
------------------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in Thousands)
Net interest income                                              $91,821      $91,611        $87,335      $84,429      $81,101
Provision for loan and lease losses                                2,998        1,163          1,423        1,020          942
                                                                 -------      -------        -------      -------      -------
Net interest income after loan and lease loss provision           88,823       90,448         85,912       83,409       80,159
                                                                 -------      -------        -------      -------      -------


Noninterest income (excluding securities transactions)            22,992       24,983         19,899       17,456       17,763
Securities gains                                                   1,913        1,196            594          475          302
Noninterest expenses (excluding special charges)                  72,356       72,714         66,093       62,674       60,672
Special charges (1)                                                  900        7,560         11,031            -            -
                                                                 -------       ------        -------      -------      -------

Income before income taxes                                        40,472       36,353         29,281       38,666       37,552
Income tax expense                                                13,432       12,412         10,848       13,214       13,043
                                                                 -------      -------        -------      -------       ------

         Net income                                              $27,040      $23,941        $18,433      $25,452      $24,509
                                                                 =======      =======        =======      =======      =======

Basic earnings per share                                         $  0.31        $0.27          $0.22        $0.29      $  0.28
Diluted earnings per share                                          0.30         0.27           0.21         0.28         0.27

Return on average assets (2)                                        1.13%        1.03%          0.86%        1.27%        1.27%
Return on average equity (2)                                       15.04%       13.61%         10.60%       14.86%       14.45%
Return on average assets (excluding special charges) (2)            1.16%        1.24%          1.19%        1.26%        1.27%
Return on average equity (excluding special charges) (2)           15.36%       16.41%         14.72%       14.86%       14.45%
Efficiency ratio (3)                                               61.06%       60.44%         59.51%       59.28%       61.30%

------------------------------------------------------------------------------------------------------------------------------

(1) Special charges consists of merger-related expenses and charges related to CFX Funding, discussed below.
(2) Annualized.
(3) Excludes distribution on securities subsidiary trust, special charges and net securities gains.

RESULTS OF OPERATIONS

NET INTEREST INCOME

The following tables set forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. For purposes of the tables and the following discussion, (i) income from interest-earning assets and net interest income is presented on a fully-taxable equivalent basis primarily by adjusting income and yields earned on tax-exempt interest received on loans to qualifying borrowers and on certain of the Company's equity securities to make them equivalent to income and yields earned on fully-taxable investments, assuming a federal income tax rate of 35%, and (ii) nonaccrual loans have been included in the appropriate average balance loan category, but unpaid interest on nonaccrual loans has not been included for purposes of determining interest income. Information is based on average daily balances during the indicated periods.

The Company's taxable-equivalent net interest income increased 13% from the first quarter of 1997 due to loan growth and the impact of the acquisition of Atlantic in the fourth quarter of 1997. Table 2 shows the quarterly amounts of net interest income by category and Table 3 shows the changes in tax equivalent net interest income by category due to changes in rate and volume. The first quarter of 1998 net interest margin was 4.18% compared to 4.55% for the first quarter of 1997. The decline in the margin primarily reflects the significant increase in mortgage loans, relatively low yielding assets, which were funded by FHLB borrowings, relatively expensive funding, as well as a slight increase in deposit rates in 1998 compared to 1997. It is expected that the average balance of mortgage loans held for sale will decline somewhat in the second quarter, but that competitive pressure on pricing of loans and deposits will continue. See "Interest Rate Risk and Asset Liability Management" below.


------------------------------------------------------------------------------------------------------------------------------------
TABLE 2 - AVERAGE BALANCES, YIELDS AND RATES
                                                                    1998                                      1997
                                                                    First                                    Fourth
                                                     --------------------------------------   --------------------------------------
                                                       Average                     Yield/(1)     Average                  Yield/(1)
                                                       Balance       Interest       Rate         Balance       Interest     Rate
                                                       -------       --------       ----         -------       --------     ----
                                                                                    (Dollars in Thousands)
Loans and leases (2):
       Residential real estate mortgages               $ 3,116,182    $  60,224      7.73%      $ 2,784,525    $ 54,524      7.83%
       Commercial real estate mortgages                  1,408,203       33,421      9.63         1,391,087      34,059      9.71
       Commercial loans and leases                         798,535       18,529      9.41           771,305      18,724      9.63
       Consumer loans and leases                         1,800,883       40,052      9.02         1,724,577      39,598      9.11
                                                       -----------    ---------                 -----------    --------
            Total loans and leases                       7,123,803      152,226      8.62         6,671,494     146,905      8.76
                                                       -----------    ---------                 -----------    --------
Securities (3)                                           1,683,576       27,389      6.55         1,833,909      30,668      6.66
Federal funds sold                                          47,054          675      5.82            42,689         644      5.99
                                                       -----------    ---------      8.21       -----------    --------
            Total earning assets                         8,854,433      180,290                   8,548,092     178,217      8.30
                                                       -----------    ---------                                --------
Nonearning assets                                          821,175                                  769,988
                                                       -----------                              -----------
            Total assets                               $ 9,675,608                              $ 9,318,080
                                                       ===========                              ===========

Interest-bearing deposits:
       Regular savings                                 $ 1,084,150    $   6,995      2.62%      $ 1,080,708       7,219      2.65%
       NOW and money market accounts                     1,541,061       10,015      2.64         1,458,878       9,387      2.55
       Certificates of deposits                          3,148,063       43,314      5.58         3,105,400      43,683      5.58
                                                       -----------    ---------                 -----------    --------
            Total interest-bearing deposits              5,773,274       60,324      4.24         5,644,986      60,289      4.24
Borrowed funds                                           2,024,437       27,781      5.57         1,812,396      26,106      5.71
                                                       -----------    ---------                 -----------    --------
            Total interest-bearing liabilities           7,797,711       88,105      4.58         7,457,382      86,395      4.60
                                                       -----------    ---------                 -----------    --------
Demand deposits                                            963,234                                  923,978
Other liabilities (3)                                       85,381                                  128,147
Securities of subsidiary trust                             100,000                                  103,093
Shareholders' equity (3)                                   729,282                                  705,481
                                                       -----------                              -----------
         Total liabilities and Shareholders' equity    $ 9,675,608                              $ 9,318,081
                                                       ===========                              ===========

Net earning assets                                     $ 1,056,722                              $ 1,090,710
                                                       ===========                              ===========

Net interest income (fully-taxable equivalent)                           92,185                                  91,822
Less: fully-taxable equivalent adjustments                                 (364)                                   (211)
                                                                      ---------                                --------
         Net interest income                                          $  91,821                                $ 91,611
                                                                      =========                                ========
Net interest rate spread (fully-taxable equivalent)                                  3.63%                                   3.70%
                                                                                     =====                                   ====
Net interest margin (fully-taxable equivalent)                                       4.18%                                   4.29%
                                                                                     =====                                   ====

(1) Annualized.
(2) Loans and leases include loans held for sale.
(3) Excludes effect of unrealized gains or losses on securities available for sale.


------------------------------------------------------------------------------------------------------------------------------------
TABLE 2 - AVERAGE BALANCES, YIELDS AND RATES
                                                                      1997                                      1997
                                                                      Third                                     Second
                                                       --------------------------------------   -----------------------------------
                                                         Average                    Yield/(1)     Average                 Yield/(1)
                                                         Balance       Interest      Rate         Balance       Interest    Rate
                                                         -------       --------      ----         -------       --------    ----
                                                                                     (Dollars in Thousands)
Loans and leases (2):
     Residential real estate mortgages                  $2,425,850    $ 47,896       7.90%       $2,207,376    $ 43,951     7.96%
     Commercial real estate mortgages                    1,259,455      30,589       9.64         1,219,730      29,217     9.61
     Commercial loans and leases                           763,083      18,359       9.55           738,777      17,653     9.58
     Consumer loans and leases                           1,532,816      35,573       9.21         1,416,075      32,450     9.19
                                                        ----------    --------                   ----------    --------
          Total loans and leases                         5,981,204     132,417       8.81         5,581,958     123,271     8.85
                                                        ----------    --------                   ----------    --------
Securities (3)                                           1,868,673      30,288       6.43         1,856,902      30,731     6.63
Federal funds sold                                          22,905         163       4.83            18,185         210     4.63
                                                        ----------    --------                   ----------    --------
          Total earning assets                           7,872,787     162,868       8.23         7,457,045     154,212     8.29
                                                        ----------    --------                   ----------    --------
Nonearning assets                                          628,148                                  605,015
                                                        ----------                               ----------
          Total assets                                  $8,500,930                               $8,062,060
                                                        ==========                               ==========

Interest-bearing deposits:
     Regular savings                                    $ 1,047,442    $  6,982      2.64%       $1,053,675    $  6,929     2.64%
     NOW and money market accounts                        1,379,506       7,817      2.25         1,377,839       8,338     2.43
     Certificates of deposits                             2,851,787      39,691      5.52         2,762,321      37,852     5.50
                                                        -----------    --------                  ----------    --------
          Total interest-bearing deposits                 5,278,735      54,490      4.10         5,193,835      53,119     4.10
Borrowed funds                                            1,512,913      20,827      5.46         1,193,979      16,481     5.54
                                                        -----------    --------                  ----------    --------
          Total interest-bearing liabilities              6,791,648      75,317      4.40         6,387,814      69,600     4.37
                                                        -----------    --------                  ----------    --------
Demand deposits                                             841,667                                 797,533
Other liabilities (3)                                        77,740                                  89,887
Securities of subsidiary trust                              100,000                                 100,000
Shareholders' equity (3)                                    689,875                                 686,826
                                                         ----------                              ----------
          Total liabilities and shareholders' equity    $ 8,500,930                              $8,062,060
                                                        ===========                              ==========


Net earning assets                                      $ 1,081,134                              $1,069,231
                                                        ===========                              ==========

Net interest income (fully-taxable equivalent)                           87,551                                  84,612
Less: fully-taxable equivalent adjustments                                 (216)                                   (183)
                                                                       --------                                --------
          Net interest income                                          $ 87,335                                $ 84,429
                                                                       ========                                ========
Net interest rate spread (fully-taxable
equivalent)                                                                          3.83%                                  3.92%
                                                                                     ====                                   ====
Net interest margin (fully-taxable equivalent)                                       4.44%                                  4.54%
                                                                                     ====                                   ====



(1) Annualized.
(2) Loans and leases include loans held for sale.
(3) Excludes effect of unrealized gains or losses on securities available for sale.


--------------------------------------------------------------------------------------------------------------
TABLE 2 - AVERAGE BALANCES, YIELDS AND RATES
                                                                                    1997
                                                                                    First
                                                                 ---------------------------------------------
                                                                  Average                            Yield/(1)
                                                                  Balance           Interest           Rate
                                                                  -------           --------           ----
                                                                              (Dollars in Thousands)
Loans and leases (2):
         Residential real estate mortgages                        $2,185,645        $ 43,355          7.93%
         Commercial real estate mortgages                          1,208,268          28,616          9.60
         Commercial loans and leases                                 706,154          16,750          9.62
         Consumer loans and leases                                 1,352,888          30,396          9.11
                                                                  ----------        --------
              Total loans and leases                               5,452,955         119,117          8.81
                                                                  ----------        --------

Securities (3)                                                     1,693,222          27,640          6.57
Federal funds sold                                                    30,517             494          6.57
                                                                  ----------        --------
              Total earning assets                                 7,176,694         147,251          8.28
                                                                  ----------        --------
Nonearning assets                                                    656,784
                                                                  ----------
              Total assets                                        $7,833,478
                                                                  ==========
Interest-bearing deposits:
         Regular savings                                          $1,059,471           6,866          2.63%
         NOW and money market accounts                             1,354,440           8,275          2.48
         Certificates of deposits                                  2,711,567          36,540          5.47
                                                                  ----------        --------
              Total interest-bearing deposits                      5,125,478          51,681          4.09
Borrowed funds                                                     1,097,988          14,330          5.29
                                                                  ----------        --------
              Total interest bearing liabilities                   6,223,466          66,011          4.30
                                                                  ----------        --------
Demand deposits                                                      740,847
Other liabilities (3)                                                130,339
Securities of subsidiary trust                                        50,806
Shareholders' equity (3)                                             688,020
                                                                  ----------
              Total liabilities and shareholders' equity          $7,833,478
                                                                  ==========

Net earning assets                                                $  953,228
                                                                  ==========
Net interest income (fully-taxable equivalent)                                        81,240
Less: fully-taxable equivalent adjustments                                              (139)
                                                                                    --------
         Net interest income                                                        $ 81,101
                                                                                    ========
Net interest rate spread (fully-taxable equivalent)                                                   3.98%
                                                                                                      ====
Net interest margin (fully-taxable equivalent)                                                        4.55%
                                                                                                      ====


(1) Annualized.
(2) Loans and leases include loans held for sale.
(3) Excludes effect of unrealized gains or losses on securities available for sale.


---------------------------------------------------------------------------------------------------------------------------
TABLE 3 -  RATE VOLUME ANALYSIS

Three Months Ended March 31, 1998 vs. Three Months Ended March 31, 1997

---------------------------------------------------------------------------------------------------------------------------

                                                                                       Quarterly
                                                                    Change from Previous year due to changes in:
                                                            --------------------------------------------------------------
                                                                                                             Total
                                                                 Volume               Rate (1)              Change
                                                                 ------               --------              ------
                                                                            (Dollars in thousands)
Interest income:
         Loans and leases                                        $36,508              $(3,399)              $33,109
         Securities available for sale                             2,360               (2,611)                 (251)
         Federal funds sold                                          268                  (87)                  181
                                                                 -------              -------               -------
                  Total interest income                           39,136               (6,097)               33,039
                                                                 -------              -------               -------

Interest expense:
         Deposits
            Regular savings                                          160                  (31)                  129
            NOW and money market accounts                          1,138                  602                 1,740
            Certificates of deposit                                5,882                  892                 6,774
                                                                 -------              -------               -------
                  Total deposits                                   7,180                1,463                 8,643

         Borrowed funds                                           12,090                1,361                13,451
                                                                 -------              -------                ------
                  Total interest expense                          19,270                2,824                22,094
                                                                 -------              -------                ------

         Net interest income (fully taxable equivalent)          $19,866              $(8,921)              $10,945
                                                                 =======              =======               =======



(1) Includes changes in interest income and expense not due solely to volume or rate changes.



NON-INTEREST INCOME

First quarter non-interest income of $24.9 million increased 38% from the first quarter of 1997. The 1998 quarter included $2.9 million of insurance agency commissions from the fourth quarter acquisition of Morse, Payson and Noyes, which was accounted for as a purchase. Consequently, its income and expenses is not reflected in the first quarter of 1997. Other significant increases from the first quarter were a $856 thousand increase in customer service income, a $763 thousand increase in trust and investment advisory services income, a $332 thousand increase in mortgages banking services income and a $1.6 million increase in net securities gains.

Customer services income of $7.8 million increased 12% from the first quarter of 1997. The increases was primarily attributable to increased fees due to growth in transaction accounts and increases in ATM fees.

Trust and investment advisory services income increased 29% from the first quarter of 1997. The increase in income reflects the continued growth in trust assets under management. Assets under management were $3.0 billion, $2.7 billion and $1.6 billion at March 31, 1998, December 31, 1997 and March 31, 1997, respectively.

Mortgage banking services income of $5.8 million and $5.5 million provided 23% and 30% of noninterest income for the quarters ended March 31, 1998 and March 31, 1997, respectively. The Company did not record a gain on sale of servicing rights during the first quarter of 1998 while the quarters ended December 31, 1997 and March 31, 1997 included $325 thousand and $1.3 million of such gains, respectively. The Company expects to continue to sell servicing rights periodically in the future. The Company had $3.5 million in mortgage servicing income in the first quarter compared to $2.3 million in the first quarter of 1997. The significant increase was due to the increase in residential mortgages serviced for investors to $6.2 billion at March 31, 1998 from $4.6 billion at March 31, 1997.

Capitalized mortgage servicing rights amounted to $79.4 million at March 31, 1998, which compared to $35 million at March 31, 1997. Loan origination volumes increased significantly in the first quarter of 1998 as well as in the third and fourth quarters of 1997. Consequently, capitalized mortgage servicing rights increased $19 million in the first quarter of 1998 compared to the fourth quarter of 1997 and increased $44 million when compared to the first quarter of 1997. See Tables 4 and 5 for details. Because mortgage servicing rights are an interest-rate sensitive asset, the value of the Company's mortgage servicing rights and the related mortgage banking income may be adversely impacted if mortgage interest rates decline and actual or expected loan prepayments increase. To mitigate the prepayment risk associated with adverse changes in interest rates and the resultant impairment to mortgage servicing rights and effects on mortgage banking income, the Company has established a hedge program against a portion of its mortgage servicing rights to protect its value and mortgage banking income notwithstanding the foregoing, there can be no assurance that significant declines in interest rates will not have a material impact on the Company's mortgage servicing rights and mortgage banking income or that the hedge program will be successful in mitigating the effects of such a decline.


------------------------------------------------------------------------------------------------------------------------------------

TABLE 4 - MORTGAGE BANKING SERVICES
                                                                          At or for the Three Months Ended

                                                         March 31,        December 31,     September 30,      June 30,     March 31,
                                                           1998               1997              1997            1997          1997
                                                           ----               ----              ----            ----          ----
                                                                                     (Dollars in Thousands)
Residential mortgages serviced for
     investors at end of period                            $6,242,085       $5,381,003        $4,637,704    $4,107,607   $4,627,562
                                                           ==========       ==========        ==========    ==========   ==========

Residential mortgage sales income                          $    2,301       $    4,970        $    2,978    $    2,625   $    1,920

Residential mortgage servicing income, net                      3,538            2,650             2,712         2,337        2,334

Gain on sale of mortgage servicing                                  -              325               802             -        1,253
                                                           ----------       ----------        ----------    ----------   ----------

         Total                                             $    5,839       $    7,945        $    6,492    $    4,962   $    5,507
                                                           ==========       ==========        ==========    ==========   ==========

------------------------------------------------------------------------------------------------------------------------------------

MORTGAGE SERVICING RIGHTS

Balance at beginning of period                             $   59,702       $   44,814        $   42,038    $   35,288   $   40,958

Mortgage servicing rights capitalized and purchased            35,679           25,111            15,278         9,840        8,226

Amortization charged against mortgage                          (3,865)          (2,517)           (2,011)       (1,702)      (1,695)
         servicing fee income

Mortgage servicing rights sold                                (12,151)          (7,706)          (10,491)       (1,388)     (12,201)
                                                           ----------       ----------        ----------       -------   ----------

Balance at end of period                                   $   79,365       $   59,702        $   44,814    $   42,038   $   35,288
                                                           ==========       ==========        ==========    ==========   ==========

------------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE

Non-interest expense increased $10.1 million from the first quarter of 1997, excluding special charges, amortization of intangibles and distribution on securities of subsidiary trust. The increases were primarily related to the acquisitions of Atlantic and Morse Payson and Noyes in the fourth quarter of 1997. Since both were accounted for as purchases, the amortization of goodwill increased $832 thousand when compared to the first quarter of last year and $253 thousand when compared with the fourth quarter. The efficiency ratio was 61.06% and 61.30% for the quarters ended March 31, 1998 and March 31, 1997, respectively.

Salaries and benefits expense of $36.6 million increased $6.0 million from the first quarter of last year. First quarter full-time equivalent employees were 3,509 at March 31, 1998 compared to 3,092 at March 31, 1997. The increase is reflective of the recent acquisitions. It is anticipated that salary and benefits expenses and the number of employees will decrease in coming quarters as savings from the CFX merger are realized.

Occupancy expense increased $759 thousand from last year and $730 thousand from the fourth quarter. The increased expenses were to accommodate the expansion of operations as the recent acquisitions were assimilated. The Company had 197 branch offices and 3 loan production offices at March 31, 1998 compared to 188 and 3 loan production offices at March 31, 1997.

Data processing expense increased $281 thousand from the first quarter of last year. The increase from the first quarter of last year was primarily due to increased volume from the acquisition of Atlantic.

Equipment expense increased $552 thousand from the first quarter of last year and advertising and marketing expense increased $198 thousand. These increases were primarily due to the effect of the acquisitions in the fourth quarter of 1997.

Amortization of goodwill and other intangibles increased $832 thousand from last year and $253 thousand from the fourth quarter due to the goodwill associated with the recent acquisitions which were accounted for as purchases.

Other noninterest expenses, which consist of general and administrative expenses, increased $2.3 million from last year and decreased $1.7 million from the fourth quarter. See Table 5 for details.



--------------------------------------------------------------------------------------------------------------

TABLE 5 - OTHER NON-INTEREST EXPENSES


                                            1998         1997          1997           1997            1997
                                            First       Fourth        Third          Second           First
                                           Quarter      Quarter      Quarter        Quarter          Quarter
                                           -------      -------      -------        -------          -------
                                                               (Dollar in Thousands)
Miscellaneous loan costs                   $ 1,116     $ 1,385      $ 1,266         $ 1,440         $ 1,113
Telephone                                    1,758       1,838        1,527           1,443           1,395
Postage and freight                          1,574       1,367        1,198           1,336           1,373
Office supplies                              1,518       1,690        1,305           1,360           1,323
Deposits and other assessments                 663         510          579             584             493
Collection and carrying costs of
     non-performing assets                     668         893          508             228             391
Other                                        5,670       6,945        5,628           7,558           4,547
                                           -------     -------      -------         -------         -------

Total                                      $12,967     $14,628      $12,011         $13,949         $10,635
                                           =======     =======      =======         =======         =======

--------------------------------------------------------------------------------------------------------------


TAXES

The first quarter effective tax rate was 33% compared to 35% for the first quarter of 1997. The lower rate for 1998 was due to the reorganization of certain corporate entities and increased levels of bank-owned life insurance
(BOLI).

YEAR 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Company has formed a Year 2000 committee to execute a plan of compliance. The Company believes that, with modifications to existing software and conversion to new software by its outside computer services, the Year 2000 problem will not pose significant operational problems for the Company's computer systems. The Company expects to be Year 2000 compliant by the end of 1998. Management utilizes internal resources to implement Year 2000 compliance. However, the Company expects to incur approximately $1.7 million in expenses associated with the implementation in 1998. The costs to complete the Year 2000 modifications are based on management's estimates. However, actual results could differ from these plans.

FINANCIAL CONDITION

BALANCE SHEET

The discussion and analysis that follows is based upon information set forth in Table 2 regarding average balances, yields and rates.

SECURITIES AND OTHER EARNING ASSETS

The Company's securities portfolio averaged $1.7 billion during the first quarter of 1998, $1.8 billion in the fourth quarter of 1997 and $1.7 billion in the first quarter of 1997 and consisted primarily of U. S. Treasury securities and mortgage-backed securities, most of which are seasoned 15 year agency securities. Other securities consisted of collateralized mortgage obligations and asset-backed securities. Substantially all securities are AAA or equivalently rated. The average yield on securities was 6.55% and 6.57% for the quarters ended March 31, 1998 and March 31, 1997, respectively. The decline in yields was due to reinvestment of maturing securities at lower yields during a declining interest rate environment. Securities available for sale are carried at fair value and had a pretax unrealized gain of $5.8 million and $9.1 million at March 31, 1998 and December 31, 1997, respectively, and a $12.9 million unrealized loss at March 31, 1997.

LOANS AND LEASES

Average loans of $7.1 billion during the first quarter of 1998 increased 31% from the first quarter of 1997. The increase from the first quarter of 1997 was primarily a result of the acquisition of Atlantic and internal growth in residential and consumer loans. Loans as a percent of average earning assets increased from 78% at the end of 1997 to 80% at March 31, 1998.

Average residential real estate loans (which includes loans held for sale) of $3.1 billion grew 43% from last year. Excluding the Atlantic acquisition of $156 million in loans, residential real estate loans increased 35% from the first quarter of 1997. Large volume increases in mortgages held for sale accounted for the growth as lower long-term interest rates spurred an increase in the retail and correspondent originations. It is anticipated that loans held for sale, which amounted to $914 million at March 31, 1998, will decline somewhat in the second quarter.

Average commercial real estate loans of $1.4 billion increased 16.5% from the first quarter of last year. Excluding the Atlantic acquisition of $102.0 million in loans, commercial real estate loans grew 16%. The growth is consistent with the Company's focus on lending to small and medium size business customers within its geographic market. The average yield on commercial real estate loans during the first quarter of 1998 was 9.63% as compared to 9.60% in the first quarter of 1997.

Average commercial loans of $799 million during the first quarter of 1998 increased 13% from the first quarter of 1997. Excluding the Atlantic acquisition, commercial loans increased 17% from the first quarter of 1997. The yield on commercial loans decreased to 9.41% in the first quarter of 1998 from 9.62% in the first quarter of 1997. This decrease is reflective of increased competition.

Average consumer loans grew 33% from last year. Excluding the Atlantic acquisition, consumer loans increased 31%. The increase was primarily in indirect auto loans, student loans and home equity loans. Mobile home loans continue to decline as the Company has emphasized other types of consumer loan products.



ASSET QUALITY

As shown in Table 6, nonperforming assets were $72.6 million at March 31, 1998, which represented 0.72% of total assets. This compares to $61.0 million at March 31, 1997. The increase from the first quarter of 1997 was primarily due to the Atlantic acquisition. The Company continues to monitor the asset quality with regular reviews of its portfolio in accordance with its lending and credit policies.

The Company's residential loan portfolio accounted for 37% of the total loan portfolio at March 31, 1998, as compared with 38% at March 31, 1997. The Company's residential loans are generally secured by 1-4 family homes and have a maximum loan to value ratio of 80%, unless they are protected by mortgage insurance. At March 31, 1998, 0.54% of the Company's residential loans were nonperforming, as compared with 0.52% at March 31, 1997.

The Company's commercial real estate loan portfolio accounted for 22% of the total loan portfolio at March 31, 1998, and 23% at March 31, 1997. It is the intention of the Company to maintain commercial real estate loans as a percentage of the overall loan portfolio at the same or lower levels in the future. At March 31, 1998, 1.62% of the Company's commercial real estate loans were nonperforming, as compared with 1.87% at March 31, 1997.

The Company's commercial business loan portfolio accounted for 13% of the total loan portfolio at March 31, 1998 and 13% at March 31, 1997. Commercial business loans are not concentrated in any particular industry, but reflect the broad-based economies of Maine, New Hampshire and northern Massachusetts. The Company's commercial business loans are generally to small and medium size businesses located within its geographic market area. At March 31, 1998, 2.1% of the Company's commercial business loans were non-performing, as compared with 1.2% at March 31, 1997 and 1.1% at December 31, 1997.

The Company's consumer loan portfolio accounted for 28% of the total loan portfolio at March 31, 1998, as compared with 27% at December 31, 1997 and 26% at March 31, 1997. At March 31, 1998, 0.54% of the Company's consumer loans were nonperforming, as compared with 0.49% at March 31, 1997.




TABLE 6 - NONPERFORMING ASSETS
------------------------------------------------------------------------------------------------------------------------------------

                                                                 March 31      December 31,   September 30,   June 30,     March 31,
                                                                   1998         1997              1997         1997          1997
                                                                   ----         ----              ----         ----          ----
                                                                                              (Dollars in Thousands)
Residential real estate loans:
         Nonaccrual loans                                          $12,688       $15,323        $13,259      $ 9,735       $10,540

Commercial real estate loans:
         Nonaccrual loans                                           20,700        19,582         19,314       20,127        19,717
         Troubled debt restructurings                                2,178         2,304          2,285        2,520         2,637
                                                                   -------       -------        -------      -------       -------
             Total                                                  22,878        21,886         21,599       22,647        22,354
                                                                   -------       -------        -------      -------       -------

Commercial business loans and leases:
         Nonaccrual loans                                           17,442        13,255          9,880        9,326         8,573
         Troubled debt restructurings                                  207           114            118          193           199
                                                                   -------       -------        -------      -------       -------
            Total                                                   17,649        13,369          9,998        9,519         8,772
                                                                   -------       -------        -------      -------       -------

Consumer loans and leases:
         Nonaccrual loans                                            9,771         8,473          7,020        6,966         6,737
                                                                   -------       -------        -------      -------       -------

Total nonperforming loans:
         Nonaccrual loans                                           60,601        56,633         49,473       46,154        45,567
         Troubled debt restructurings                                2,384         2,418          2,403        2,713         2,836
                                                                   -------       -------        -------      -------       -------
            Total                                                   62,985        59,051         51,876       48,867        48,403
                                                                   -------       -------        -------      -------       -------

Other nonperforming assets:
         Other real estate owned, net of related reserves            5,453         7,158          8,671       12,380        10,408
         In substance foreclosure, net of allowance                      0             0              0            0         1,964
         Repossessions, net of related reserves                      4,158         3,218          1,837        2,843           199
                                                                   -------       -------        -------      -------       -------
         Total other nonperforming assets                            9,611        10,376         10,508       15,223        12,571
                                                                   -------       -------        -------      -------       -------

Total nonperforming assets                                         $72,596       $69,427        $62,384      $64,090       $60,974
                                                                   =======       =======        =======      =======       =======

Accruing loans which are 90 days overdue                           $ 8,953       $ 8,355        $ 6,324      $  5,866      $  6,398
                                                                   =======       =======        =======      ========      ========

Total nonperforming loans as a percentage of total loans (1)          0.98%         0.91%         0.89%         0.88%         0.91%
Total nonperforming assets as a percentage of total assets            0.72%         0.72%         0.70%         0.77%         0.76%

Total nonperforming assets as a percentage of total loans
 (1) and total other  nonperforming assets                            1.13%         1.06%         1.07%         1.15%         1.15%


-----------------------------------------------------------------------------------------------------------------------------------

(1) Exclusive of loans held for sale.

PROVISION/ALLOWANCE FOR LOAN LOSSES

The Company provided $3 million for loan and lease losses in the first quarter of 1998, compared to $942 thousand in the first quarter of 1997. As shown in Table 7, net charge-offs for the first quarter of 1998 were $3.5 million, or 20 basis points of average loans outstanding, compared to $1.7 million, or 13 basis points of average loans outstanding, for the first quarter of 1997.

At March 31, 1998, the allowance for loan and lease losses amounted to $89.5 million or 1.40% of total portfolio loans, as compared to 1.64% at March 31, 1997. The ratio of the allowance for loan and lease losses to nonperforming loans was 142% at March 31, 1998 and 182% at March 31, 1997. Management considers the allowance appropriate and adequate to cover potential losses inherent in the loan portfolio based on the current economic environment.

Provisions for loan losses are attributable to management's ongoing evaluation of the adequacy of the allowance for loan and lease losses, which includes, among other procedures, consideration of the character and size of the loan portfolio, monitoring trends in nonperforming loans, delinquent loans and net charge-offs, as well as new loan originations and other asset quality factors.

Although management utilizes its best judgment in providing for possible losses, there can be no assurance that the Company will not have to change its provisions for loan losses in subsequent periods. Changing economic and business conditions in northern New England, fluctuations in local markets for real estate, future changes in nonperforming asset trends, large upward movements in market-based interest rates or other reasons could affect the Company's future provisions for loans losses. Based on anticipated growth in assets, it is likely that the Company will continue providing for loan losses in 1998.



TABLE 7 - ALLOWANCE FOR LOAN AND LEASE LOSSES
------------------------------------------------------------------------------------------------------------------------------------

                                                                        1998            1997           1997            1997
                                                                        First          Fourth          Third          Second
                                                                      Quarter         Quarter        Quarter         Quarter
                                                                      -------         -------        -------         -------
                                                                                           (Dollars in Thousands)
Average loans and leases outstanding during the period (1)         $7,123,803       $6,671,494      $5,981,204       $5,581,958
                                                                   ==========       ==========      ==========       ==========

Allowance at beginning of period                                   $   89,983       $   84,370      $   85,736       $   87,038

Additions due to acquisitions and purchases                                 0            7,361               0                0

Charge-offs:
         Residential real estate mortgages                              1,116              821             486              562
         Commercial real estate mortgages                                 371              713             305              237
         Commercial business loans and leases                             519            2,827           1,787            1,295
         Consumer loans and leases                                      3,651            2,784           3,794            1,620
                                                                   ----------       ----------      ----------       ----------
                  Total loans charged off                               5,657            7,145           6,372            3,714
                                                                   ----------       ----------      ----------       ----------
Recoveries:
         Residential real estate mortgages                                140              278            101               255
         Commercial real estate mortgages                                 603            2,142          1,497               302
         Commercial business loans and leases                             709              958          1,454               574
         Consumer loans and leases                                        678              856            541               251
                                                                   ----------       ----------      ---------        ----------
                  Total loans recovered                                 2,130            4,234          3,593             1,382
                                                                   ----------       ----------      ---------        ----------
         Net charge-offs                                                3,527            2,911          2,779             2,332

Additions charged to operating expenses                                 2,998            1,163          1,413             1,030
                                                                   ----------       ----------      ---------        ----------
Allowance at end of period                                         $   89,454       $   89,983      $  84,370        $   85,736
                                                                   ==========       ==========      =========        ==========

Ratio of net charge-offs to average loans and leases
         outstanding during the period-annualized (1)                    0.20%            0.17%          0.19%             0.17%

Ratio of allowance to total loans and leases at end of period (2)        1.40%            1.38%          1.45%             1.54%

Ratio of allowance to nonperforming loans at end of period                142%             152%           166%              176%

Ratio of net chargeoffs as a percent of average
         outstanding loans-annualized (1):
         Residential real estate mortgages                               0.13%            0.08%          0.06%             0.06%
         Commercial real estate mortgages                               (0.07%)          (0.41%)        (0.38%)           (0.02%)
         Commercial business loans and leases                           (0.10%)           0.97%          0.17%             0.39%
         Consumer loans and leases                                       0.66%            0.45%          0.85%             0.39%
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


TABLE 7 - ALLOWANCE FOR LOAN AND LEASE LOSSES
-------------------------------------------------------------------------------------------------
                                                                             1997
                                                                             First
                                                                            Quarter

Average loans and leases outstanding during the period (1)                 $5,452,955
                                                                           ==========

Allowance at beginning of period                                           $   87,820

Additions due to acquisitions and purchases                                         0

Charge-offs:
         Residential real estate mortgages                                        768
         Commercial real estate mortgages                                         854
         Commercial business loans and leases                                     482
         Consumer loans and leases                                              1,866
                                                                           ----------
                  Total loans charged off                                       3,970
                                                                           ----------
Recoveries:
         Residential real estate mortgages                                        195
         Commercial real estate mortgages                                       1,053
         Commercial business loans and leases                                     721
         Consumer loans and leases                                                277
                                                                           ----------
                  Total loans recovered                                         2,246
                                                                           ----------
         Net charge-offs                                                        1,724

Additions charged to operating expenses                                           942
                                                                           ----------
Allowance at end of period                                                 $   87,038
                                                                           ==========

Ratio of net charge-offs to average loans and leases
         outstanding during the period-annualized (1)                            0.13%

Ratio of allowance to total loans and leases at end of period (2)                1.64%

Ratio of allowance to nonperforming loans at end of period                        182%

Ratio of net chargeoffs as a percent of average
         outstanding loans-annualized (1):
         Residential real estate mortgages                                       0.10%
         Commercial real estate mortgages                                      (-0.07%)
         Commercial business loans and leases                                  (-0.14%)
         Consumer loans and leases                                               0.47%
-------------------------------------------------------------------------------------------------
 (1) Average loans and leases include portfolio loans and loans held for sale.
 (2) Excludes loans held for sale.

DEPOSITS

Average deposits of $6.7 billion during the first quarter of 1998 increased 15% from the first quarter of 1997 primarily as a result of the assumption of $354.4 million of Atlantic deposits in the fourth quarter of 1997 and increased brokered deposits. The loan to deposit ratio was 92% and 97% at March 31, 1998, 1997 and December 31, 1997, respectively.

Average transaction accounts (demand deposit, NOW and money market accounts) of $2.5 billion during the first quarter of 1998 increased 20% from the first quarter of 1997. The increase was primarily a result of the acquisition of $126 million in brokered money market deposits in the first quarter of 1998, as well as the result of the acquisition of Atlantic's $98 million of transaction deposits. The average rates paid on NOW and money market accounts during the first quarter of 1998 was 2.64%, as compared to 2.48% in the first quarter of 1997. The increase in the 1998 quarter is reflective of the rates paid on the brokered money market deposits of 5.5% and growth in tiered money market accounts.

Average savings and time deposit balances of $4.2 billion increased 12.2% from the first quarter of 1997. Excluding the acquisition of Atlantic's deposits, the increase from the first quarter was 10.5%. The average rates paid on savings deposits remained relatively unchanged. Time deposit rates increased slightly due to the higher rates paid on brokered deposits.

OTHER FUNDING SOURCES

The Company's primary source of funding, other than deposits, are securities sold under repurchase agreements and advances from the Federal Home Loan Bank ("FHLB"). Average FHLB borrowings for the first quarter of 1998 was $1.5 billion, as compared to $741 million for the first quarter of 1997. FHLB borrowings increased because growth in earning assets, particularly mortgages held for sale, exceeded growth in deposits. FHLB collateral consisted primarily of loans with first mortgages secured by 1 - 4 family properties, certain unencumbered securities and other qualified assets. At March 31, 1998, FHLB borrowings amounted to $1.6 billion and the additional borrowing capacity was $1.4 million.

Average balances for securities sold under repurchase agreements were $490 million and $357 million for the quarters ended March 31, 1998 and March 31, 1997, respectively. These borrowings are secured by mortgage backed securities and U.S. Government obligations.

LIQUIDITY

For banks, liquidity represents the ability to meet both loan commitments and deposit withdrawals. Funds to meet these needs generally can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect a bank's ability to meet liquidity needs, including variations in the markets served, its asset-liability mix, its reputation and credit standing in the market and general economic conditions.

In addition to traditional in-market deposit sources, the Company has many other sources of liquidity, including proceeds from maturing securities and loans, the sale of securities, asset securitizations and other non-relationship funding sources, such as FHLB borrowings, senior or subordinated debt, commercial paper and wholesale purchased funds. Management believes that the high proportion of residential and installment consumer loans in the Company's loan portfolio provides it with an additional amount of contingent liquidity through the conventional securitization programs that exist today. Management believes that the level of liquidity is sufficient to meet current and future funding requirements.

CAPITAL

At March 31, 1998, shareholders' equity amounted to $745 million. In addition, through a subsidiary trust, the Company has issued $100 million of Capital Securities which mature in 2027 and qualify as Tier 1 Capital. The Company paid a $0.11 per share dividend during the first quarter of 1998, representing a 32.55% dividend payout ratio.

Capital guidelines issued by the Federal Reserve Board require the Company to maintain certain ratios, set forth in Table 8. As indicated in such table, the Company's regulatory capital currently substantially exceeds all applicable requirements.

The Company's banking subsidiaries are also subject to federal, and in certain cases state, regulatory capital requirements. At March 31, 1998, each of the Company's banking subsidiaries was deemed to be "well capitalized" under the regulations of the applicable federal banking agency.



------------------------------------------------------------------------------------------------------------------------------------

TABLE 8 - REGULATORY CAPITAL REQUIREMENTS


                                                                               For Capital
                                                         Actual                  Adequacy                  Excess
                                                                                Purposes
                                                    Amount      Ratio       Amount       Ratio        Amount      Ratio
                                                    ------      -----       ------       -----        ------      -----
                                                                            (Dollars in Thousands)
As of March 31, 1998:

Total capital (to risk weighted assets)            $794,085     12.70%    $500,242        8.00%      $293,843     4.70%
Tier 1 capital (to risk weighted assets)            715,783     11.45      250,121        4.00        465,662     7.45
Tier 1 leverage capital ratio (to average           715,783      7.48      383,000        4.00        332,783     3.48
assets)

As of December 31, 1997:

Total capital (to risk weighted assets)             762,391     12.65      482,056        8.00        280,335     4.65
Tier 1 capital (to risk weighted assets)            687,421     11.41      241,028        4.00        446,393     7.41
Tier 1 leverage capital  (to average assets)        687,421      7.51      366,124        4.00        321,297     3.51


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


INTEREST RATE RISK AND ASSET-LIABILITY MANAGEMENT

The Company's interest rate risk and asset and liability management are the responsibility of the Company's a Liquidity and Funds Management Committee, which reports to the Liquidity and Funds Management Committee of the Board of Directors and is comprised of members of the Company's senior management. The Committee is actively involved in formulating the economic projections used by the Company in its planning and budgeting process and establishes policies which monitor and coordinate the Company's sources, uses and pricing of funds.

Interest-rate-risk, including mortgage prepayment risk, is by far the most significant non-credit related risk to which the Company is exposed. Net interest income, the Company's primary source of revenue, is affected by changes in interest rates as well as fluctuations in the level and duration of assets and liabilities on the Company's balance sheet.

Interest rate risk can be defined as the exposure of the Company's net interest income or financial position to adverse movements in interest rates. In addition to directly impacting net interest income, changes in the level of interest rates can also affect, (i) the amount of loans originated and sold by the institution, (ii) the ability of borrowers to repay adjustable or variable rate loans, (iii) the average maturity of loans, which tend to increase when loan rates are substantially higher than rates on existing loans and, conversely, decrease when rates on existing loans are substantially lower than current loan rates (due to refinancing of loans at lower rates), (iv) the value of the institution's investment securities and mortgage loans and the resultant ability to realize gains on the sale of such assets, (v) the carrying value of investment securities classified as available for sale and the resultant adjustments to shareholders' equity and (vi) the value of mortgage servicing rights.

The primary objective of the Company's asset-liability management is to maximize net interest income while maintaining acceptable levels of interest-rate sensitivity. To accomplish this the Company monitors the Company's interest rate sensitivity by use of a sophisticated simulation model which analyzes resulting net interest income under various interest rate scenarios and anticipated levels of business activity. Complicating management's efforts to measure interest rate risk is the uncertainty of the maturity, repricing and/or runoff characteristics of some of the Company's assets and liabilities.

To cope with these uncertainties, management gives careful attention to its assumptions. For example, many of the Company's interest-bearing deposit products (NOW accounts, savings and money market deposits) have no contractual maturity and based on historical experience generally have limited sensitivity to movements in market rates. Because management believes it has some control with respect to the extent and timing of rates paid on non-maturity deposits, certain assumptions based on historical experience are built into the model. Another major assumption built into the model involves the right customers have to prepay loans, often without penalty. The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of loan customers is uncertain, the resultant interest rate sensitivity of loan assets cannot be determined exactly. The Company utilizes market consensus prepayment assumptions related to residential mortgages.

The Company uses simulation analysis to measure the sensitivity of net interest income over a specified time period (generally 1 year) under various interest-rate scenarios using various assumptions such as those discussed above. The Company's policy on interest rate risk specifies that if interest rates were to shift immediately up or down 200 basis points, estimated net interest income should change by less than 10%. Management estimates, based on its simulation model, that an instantaneous 2% increase in interest rates at March 31, 1998 would result in less than a 2% decrease in net interest income over the next 12 months while a 2% decrease in rates would result in approximately a 2% decrease in net interest income over the next 12 months. The Company estimates that the exposure of the Company's net interest income to gradual and/or modest changes in interest rates is relatively small. For example, using the Company's "most likely" rate scenario, which reflects only modest changes in interest rates for the next twelve months, the net interest income of the Company fluctuates less than 1% compared to a flat scenario. It should be emphasized that the foregoing results are highly dependent on material assumptions such as those discussed above.

COMPLETED ACQUISITION

On April 10, 1998, the Company completed the acquisition of CFX Corporation. The acquisition was effected by means of the merger of CFX with and into the Company. Each share of common stock of CFX outstanding prior to the merger (other than dissenting shares) was converted into the right to receive 0.667 of a share of the Company's common stock, which approximated 16,393,709 shares of common stock. The merger was accounted for as a pooling-of-interests.

IMPACT OF NEW ACCOUNTING STANDARDS

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits", which revises the required disclosures for employee benefit plans. This Statement will become effective for the Company's 1998 annual financial statements.

FORWARD LOOKING STATEMENTS

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.